Exhibit 1K-11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Annual Report on Form 1-K of our report dated April 30, 2025, relating to the consolidated financial statements of Park View OZ REIT, Inc as of December 31, 2024 and 2023, and for the years ended December 31, 2024 and 2023.

/s/ Novogradac & Company LLP

Plantation, Florida

April 30, 2025